E. FIGUERAS & ASSOCIATED, PA

ELSA M. FIGUERAS MANAGING PARTNER	BROWARD OFFICE ONE FINANCIAL PLAZA / REGIONS BANK BUILDING 100 SE 3RD AVENUE, SUITE 1300 FORT LAUDERDALE, FLORIDA 33394	BROWARD OFFICE: 954-9900-7892 ELSA@EMFLAW.COM FAX 954-990-4469

January 11, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Re:  Dr. Park Avenue

Gentlemen:

Please be advised that I have reached the following conclusions regarding the above offering:

1.  Dr. Park Avenue (the “Company”) is a duly and legally organized and existing Nevada state corporation, with its registered office located and principal place of business located in Franklin Lakes, New Jersey. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State and filed with the office on February 19, 2010. The Company’s existence and form is valid and legal pursuant to Nevada law.

2.  The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3.  To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement.  I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.  The Company’s outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.  The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.  All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7.  By directors’ resolution, the Company has authorized the Registration on Form S-1.  20,012,334 shares of common stock to be offered for sale by selling shareholders.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 150,000,000 shares of common stock, with a par value of $0.0001 per share and a class of preferred shares of 25,000,000 at $.0001 par value. Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 20,012,334 shares of common stock is within the authority of the Company’s directors and the shares, as issued, are validly issued, fully paid and non-assessable.

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

By:	/s/ Elsa Figueras
Elsa Figuera, Esq. E. Figueras & Associates, P.A For the Firm